TERMINATION AGREEMENT

This agreement is hereby entered into this date, July 11, 2006, between Steven Kang, residing at 9 Herkimer Avenue, Jericho, New York 11753 (“Kang”) and bioMETRX, Inc., a Delaware corporation with offices at 500 North Broadway, Suite 204, Jericho, New York 11753 and all affiliates (the “Company”). This agreement is mutually agreed upon by the parties, as referenced above and binding in full as the acceptance of termination of the employment and employment agreements of Kang with the Company.

WHEREAS, Kang hereby resigns and withdraws any and all terms under the employment agreement dated January 1, 2004 between bioMetrx Technologies, Inc., the Company’s predecessor, and Kang;

WHEREAS, the Company hereby accepts the resignation and the withdrawal from all terms and obligations under the employment agreement and employment;

NOW, THEREFORE, in consideration of the foregoing recitals, mutual promises, agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both parties,

Therefore under mutual agreement between the parties the following defines all terms and considerations between the release;

Obligations of Kang

Kang hereby resigns as an officer, director and all positions under employment now and past obligations from the above Companies and its affiliates. All employment agreements and any amendments thereto are now null and void including any and all obligations under such agreement of employment unless otherwise expressed in this agreement, except or set forth below. Kang shall not interfere with the ongoing operations of the Company, its customers, carriers, employees and agents. Kang shall indemnify and hold harmless the Company, its directors, officers, employees, agents, successors, and assignees, from any and all damages, costs, expenses and liabilities, including reasonable attorney’s fees and disbursements, sustained in any action and arising in connection with his employment and employment agreement between any and all parties under this agreement.

Kang will continue to assist to the best of his ability, when requested by the Board of Directors of the Company during the next six months in regard to any informational technology problem that may arise or any other questions. Such service by Kang is offered at three thousand dollars ($3,000) per month and for other consideration being offered under this agreement.

Kang also acknowledges that all outstanding stock options issued to him by the Company shall be immediately cancelled upon signing this Agreement. In addition, Kang agrees to transfer, without consideration, 40% of his common stock in the Company to designees of the Company.

Obligations of the Company

The Company hereby accepts the resignation of Kang as an officer, director and all positions under employment now and past obligations from the Company and its affiliates. All extended employment and employment agreement are now null and void including any and all obligations under such agreement of employment unless otherwise expressed in this agreement. The Company shall indemnify and hold harmless Kang from any and all damages, costs, expenses and liabilities, including reasonable attorney’s fees and disbursements, sustained in any action and arising in connection with his Employment or employment agreement between any and all parties under this agreement.

Covenants and Restrictions

Kang covenants that, for a period of one (1) year following the date of this Agreement:

(a) Without the express written consent of the Board of Directors, Kang shall not directly or indirectly, own any interest in, participate or engage in, assist, render any services (including advisory services) to, become associated with, work for, serve (in any capacity whatsoever, including, without limitation, as an employee, consultant, advisor, agent, independent contractor, officer or director) or otherwise become in any way or manner connected with the ownership, management, operation, or control of, any business, firm, corporation, partnership or other entity (collectively referred to herein as a “Person”) that engages in, or assists others in engaging in or conducting any business, which deals, directly or indirectly, in products or services similar to or competitive with the Company’s product line or services in the United States; provided, however, the above shall not be deemed to exclude Kang from acting as director of another corporation with the consent of the Company’s Board of Directors; provided further, however, that the above shall not be deemed to prohibit Kang from owning or acquiring securities issued by any corporation whose securities are listed with a national securities exchange or are traded in the over-the-counter market, provided that Kang at no time owns, directly or indirectly, beneficially or otherwise, five (5%) percent or more of any class of any such corporation’s outstanding capital stock.

(b) Kang shall not knowingly provide or solicit to provide to any Person or individual (i) any goods or services which are competitive with those provided by the Company or which would be competitive with the goods or services that the Company has planned to provide; or (ii) any goods or services to any customer of the Company. The term “customer” shall mean any person or individual to whom the Company has provided goods or services within the twelve (12) month period prior to the date of this Agreement.

(c) Kang agrees that he shall not divulge to others, nor shall he use to the detriment of the Company or in any business or process of manufacture competitive with or similar to any business or process of manufacture engaged in by the Company or any of its subsidiary or affiliated companies, any confidential or trade secret information obtained by him during the course of his employment with the Company relating to sales, salesmen, sales volume or strategy, customers, formulas, processes, methods, machines, manufactures, compositions, ideas, improvements or inventions belonging to or relating to the business of the Company, or its subsidiary or affiliated companies.

(d) Kang shall neither solicit, seek to solicit any of the Company’s personnel in any capacity whatsoever nor shall Kang induce or attempt to induce any of the Company’s personnel to leave the employ of the Company to work for Kang or otherwise.

(e) Kang agrees that he is entering into this Agreement in order to terminate his employment with the Company and accordingly Kang agrees to provide the Company with a complete release of any and all claims in the form attached hereto.

(e) Kang acknowledges that his breach of any of the restrictive covenants contained in this Section may cause irreparable damage to the Company for which remedies at law would be inadequate. Accordingly, if Kang breaches or threatens to breach any of the provisions of this Section, the Company shall be entitled to appropriate injunctive relief, including, without limitation, preliminary and permanent injunctions in any court of competent jurisdiction, restraining Kang from taking any action prohibited hereby. This remedy shall be in addition to all other remedies available to the Company at law or equity. If any portion of this Section is adjudicated to be invalid or unenforceable, this Section shall be deemed amended to delete there from the portion so adjudicated, such deletion to apply only with respect to the operation of this Section in the jurisdiction in which such adjudication is made.

Proprietary Property

(a) Kang agrees that any and all inventions or improvements as will as any and all ideas, creations, know-how and methods of applying and putting into practice any inventions or improvements (all of the foregoing being hereinafter called “Proprietary Property” and being more fully defined in subparagraph (b) below) that are created, developed, conceived of or discovered either (i) by Kang (solely or jointly with others) either in the course of his employment with the Company, on the Company’s time, with the Company’s materials or facilities, relating to any subject matter with which his work for the Company is or may be concerned, or relating to any business in which the Company or any of its subsidiaries or affiliated companies is involved; or (ii) by or for the Company; or (iii) by any independent individual or person and thereafter acquired by the Company. Kang shall not, without limitation as to time or place, use any Proprietary Property except Company business, nor disclose the same to any other person or individual except for disclosure on Company business or as may be required by law.

(b) As used in this Agreement, “Proprietary Property” means proprietary technical information not generally known in the Company’s industry and which is disclosed to Kang or known or developed by Kang as a consequence of or through his employment with the Company.

(c) Kang shall not, directly or indirectly, lecture upon, publish articles concerning, use, disseminate, disclose, sell or offer for sale any Proprietary Property without the Company’s prior written permission.

Lock-Up Agreement

Kan agrees and acknowledges that he will be restricted from selling more than 10,000 shares of the Company’s common stock in any given 30-day period. Kang further agrees to comply with all state and federal laws that govern any such sales.

Non-Disclosure and Publicity

Except as required by law, neither party shall disclose to any third party the terms and conditions of this Agreement without the prior written consent of the other party.

Governing Law

This Agreement will be deemed to have been executed and delivered in the State of New York and will be construed and interpreted according to the laws of that state. Venue for each action, suit or other legal proceeding arising under or relating to this Agreement shall be the New York State Supreme Court located in Nassau County, New York, or the federal district court for the Southern District of New York, Nassau County, New York, and Kang hereby waives any right to sue or be sued in any other county in New York or any other state.

All notices shall be in writing and shall be delivered by certified mail return receipt requested or any other delivery system, which is capable of providing proof of delivery. Any such notice shall be deemed effective on the day of actual delivery.

This Termination Agreement comprises the complete and exclusive statement of the agreement of the parties concerning the subject matter hereof, and supersede all previous statements, representations, and agreements concerning the subject matter hereof.

STEVEN KANG	BIOMETRX, INC.

/s/ Steven Kang	/s/ Mark Basile
Mark Basile
Chief Executive Officer

Date: July 11, 2006	Date: July 11, 2006